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KALAN GOLD CORPORATION,                       )
         Claimant,                            )
                                              )            AMENDED
                                                           -------
         v.                                   ) SETTLEMENT MEMORANDUM
                                              )  December 14,1999
DAVID WAGNER,                                 ) JAG Case No. 99-1256
SANFORD ALTBERGER,                            )            -------
And MICHEAL L.RAISCH,                         )
         Respondents                          )


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Pursuant to the statements made at the settlement conference held December 14,
1999, this is to confirm the settlement of the above-captioned case (not yet filled) upon the following terms:

Each of the above named Respondents shall promptly furnish to Andrew J. Petrie a list of the stock he owns in Kalan Gold Corporation with a copy of each stock certificate, front and back.

On or before April 20, 2000, Kalan Gold Corporation (hereinafter referred to as "Kalan" or "Claimant") shall pay David Wagner $150,000 for attorneys fees owed and in exchange for transfer by him to Kalan of the 1,840,000 shares of its common stock issued to him in restricted form on or about April 20, 1999.

On or before April 20, 2000, Kalan Gold Corporation shall pay each of the above named Respondents (hereinafter referred to


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individually as "Wagner", "Altberger", or "Raisch", or collectively as
"Respondents", $1.00 per share for each share of Kalan's stock they own (other than Wagner's 1,840,000 shares above referred to for which he is being paid separately the agreed $150,000.00).

The parties agree that Kalan may purchase blocks of not less than 500,000 shares anytime prior to April 20,2000 provided that Kalan gives each affected shareholder seven (7) days' written notice prior to the intended purchase date.

This agreement and these payments shall be secured by a confession of judgment promissory note to each Respondent for the full amount of that Respondent's stock sale to Kalan. The note to Wagner shall be in the amount of $150,000.00 plus the amount for additional shares he sells for $1.00 each.


As further and additional security Patrick Lim, acting individually and as President and majority stockholder of Kalan, shall deliver in escrow to R. Nicholas Palmer as escrow agent certificates for a majority of all issued and outstanding stock of Kalan (48,500,000 shares), properly endorsed so that they may be transferred to and become the property of the Respondents if Kalan defaults on any part or all of its stock purchase agreement outlined above.


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Upon receipt by Mr. Palmer of the promissory notes and the stock to be escrowed, in proper transferable form, Respondents shall deliver Kalan's corporate books and records to Kalan's attorney Andrew J. Petrie, Esq, to be forwarded to Mr. Lim, and Mr. Palmer shall deliver the promissory notes to their respective payees.

If Kalan or Mr. Lim default on or fail to perform any obligation under this settlement agreement, they shall immediately deliver Kalan's books and records back to the escrow agent, Mr. Palmer, to be forwarded by him to the Respondents.

Kalan and Patrick Kim agree that Kalan shall not by any means transfer any of its assets (including assets of its subsidiary Animated Electronic Industries Sdn Bhd) except in the ordinary course of conducting its day to day, usual and regular businesses, until after it has fully performed all of its obligations under this settlement. All Respondents agree that after Kalan makes the payments and performs the obligations required of it by this settlement, they will never again become, or seek to become, shareholders in Kalan.


Each party agrees not to disparage, orally or in writing, any other party's business, professional or personal character, integrity or competence.

Respondent's counsel, R. Nicholas Palmer, shall prepare the formal settlement agreement, mutual release, escrow instructions, a stock


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power for the escrowed stock, cognitive promissory notes, lists of each
Respondent's stock certificates with numbers and photocopies of the certificates and any other documents necessary or incident to completing this settlement, all subject to approval as to form by Claimant's counsel. The parties and their counsel shall cooperate promptly in finalizing and executing these documents and any others necessary to reduce this settlement to writing and to accomplish its terms. Upon execution of this settlement the lawsuit shall be dismissed with prejudice.


This settlement shall resolve all claims, pled or unpled, between and among all named or potential parties to the litigation arising out of a reverse merger closed on or about April 20, 1999, between Claimant Kalan Gold Corporation and Animated Electronic Industries Sdn Bhd ("AEI") a Malaysian company.

The terms of this settlement shall be confidential and, except as herein provided, shall not be discussed with ANYONE nor released to the public or professional press, an neither the parties nor their counsel shall discuss the case or terms of settlement with any representative of the media or ANY OTHER PERSON. If asked, the parties and counsel may state only that the case has been settled and that they cannot comment further. However they may discuss the case and settlement to the extent necessary in seeking services from professionals who receive that information in confidence, such as their tax advisors, attorneys and physicians,


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and they may make statements required by law or the order of a court or governmental regulatory agency. Moreover, the parties may discuss the case and settlement with their spouses, who first solemnly agree to keep confidential the matters discussed. Any corporate party's representative may discuss such matters with its directors, officers and employees to the extent reasonably necessary in the ordinary course of business.


Should this memorandum fail to reflect your understanding of the agreement reached, please contact me immediately. Thank you for your efforts in bringing this matter to conclusion. It was a pleasure working with you. Especially appreciated is the high level of professionalism the attorneys bought to their tasks. I hope our paths will cross gain in the near future.


Cordially,



/Signed/

JIM R. CARRIGAN, Arbiter
JUDICIAL ARBITER GROUP, INC.
JRC/tc


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